As filed with the Securities and Exchange Commission on July 7, 1995
                                              Registration No. 33-



                   SECURITIES AND EXCHANGE COMMISSION
                         WASHINGTON, D.C. 20549

                                FORM S-8
                         REGISTRATION STATEMENT
                                  UNDER
                       THE SECURITIES ACT OF 1933

                         FIRST UNION CORPORATION
         (Exact name of Registrant as specified in its charter)

          North Carolina                  6711                 56-0898180
 (State or other jurisdiction of    (Primary standard       (I.R.S. employer
  incorporation or organization) industrial classification  identification No.)
                                      code number)

                         One First Union Center
                  Charlotte, North Carolina  28288-0013
                              (704)374-6565
           (Address, including zip code, and telephone number,
          including area code, of principal executive offices)


                         First Union Corporation
                         Elective Deferral Plan
                        (Full title of the Plan)


                        Marion A. Cowell, Jr., Esq.
         Executive Vice President, Secretary and General Counsel
                         First Union Corporation
                         One First Union Center
                  Charlotte, North Carolina 28288-0013
                              (704)374-6828
      (Name and address, including zip code, and telephone number, including area code, of agent for service)




                             CALCULATION OF REGISTRATION FEE


                                                                 Proposed maximum
Title of securities    Amount to be        Proposed maximum     aggregate offering      Amount of
to be registered      registered (1)   offering price per unit        price         registration fee

Deferred Compensation
Obligations            $50,000,000 (1)          100%             $ 50,000,000 (2)       $ 17,242


(1) The Deferred Compensation Obligations are unsecured obligations of First Union Corporation to pay deferred compensation in the future in accordance with the terms of the First Union Corporation Elective Deferral Plan.

(2) Computed in accordance with Rule 457(h) under the Securities Act of 1933, as amended (the "Securities Act"), solely for the purpose of calculating the registration fee.

                                 PART II

           INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.  Incorporation of Documents by Reference.

     The following documents heretofore filed by First Union Corporation (the "Company" or the "Registrant") with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act") are incorporated herein by reference:

     (a) The Company's Annual Report on Form 10-K for the year ended December 31, 1994;

     (b) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995 (as amended by Form 10-Q/A dated May 16, 1995); and

     (c) The Company's Current Reports on Form 8-K dated January 13, 1995, June 19, 1995, June 20, 1995, June 21, 1995, and June 30, 1995.

     In addition, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment hereto which indicates that all the securities offered hereby have been sold or which deregisters all the securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.   Description of Securities.

     Under the First Union Corporation Elective Deferral Plan (the "Plan"), the Company will provide eligible employees of the Company and its affiliates with the opportunity to elect to defer a specified percentage of their future cash compensation. The obligations of the Company under the Plan (the "Obligations") will be unsecured general obligations of the Company to pay the compensation deferred in accordance with the terms of the Plan, and will rank equally with other unsecured and unsubordinated indebtedness of the Company from time to time outstanding. Because the Company is a holding company, the right of the Company, hence the right of creditors of the Company (including participants in the Plan) to participate in a distribution of the assets of a subsidiary upon its liquidation or reorganization or otherwise, necessarily is subject to the prior claims of creditors of the subsidiary, except to the extent that claims of the Company itself as a creditor may be recognized.

   The amount of compensation to be deferred by each participant (the "Deferral Account") will be determined in accordance with the Plan based on elections by the participant. Each Deferral Account generally will be payable on a date selected by the participant in accordance with the terms of the Plan. The Deferral Account will be indexed to one or more investment options (which, among others, include one or more mutual funds) chosen by each participant from a list of such investment options. Each Deferral Account will be adjusted to reflect the investment experience of the selected investment option or options, including any appreciation or depreciation. The Obligations will be denominated and payable in United States dollars.

   A participant's right or the right of any other person to the Deferral Account cannot be assigned, alienated, sold, garnished, transferred, pledged or encumbered.

   The Obligations are not subject to redemption, in whole or in part, prior to the individual payment dates specified by the participant, at the option of the Company, or through operation of a mandatory or optional sinking fund or analogous provision. The Company reserves the right to amend or terminate the Plan at any time, except that no such amendment or termination shall adversely affect the right of a participant to the balance of his or her Deferred Account as of the date of such amendment or termination.

   The Obligations are not convertible into another security of the Company. The Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the Company. No trustee has been appointed having the authority to take action with respect to the Obligations, and each participant will be responsible for acting independently with respect to, among other things, the giving of notices, responding to any request for consent, waivers, or amendments pertaining to the Obligations, enforcing covenants, and taking action upon a default.

Item 5.  Interests of Named Experts and Counsel.

   The validity of the Obligations issuable under the Plan has been passed upon for the Company by Marion A. Cowell, Jr., Esq., Executive Vice President, Secretary and General Counsel of the Company. Mr. Cowell owns shares of the Company's common stock and holds options to purchase additional shares of common stock.

Item 6.  Indemnification of Directors and Officers.

     Section 55-2-02 of the North Carolina Business Corporation Act (the "Business Corporation Act") enables a corporation in its articles of incorporation to eliminate or limit, with certain exceptions, the personal liability of a director for monetary damages for breach of duty as a director. No such provision is effective to eliminate or limit a director's liability for (i) acts or omissions that the director at the time of the breach knew or believed to be clearly in conflict with the best interests of the corporation, (ii) improper distributions described in Section 55-8-33 of the Business Corporation Act, (iii) any transaction from which the director derived an improper personal benefit, or (iv) acts or omissions occurring prior to the date the exculpatory provision became effective. The Company's Articles of Incorporation, as amended, limit the personal liability of its directors to the fullest extent permitted by the Business Corporation Act.

     Sections 55-8-50 through 55-8-58 of the Business Corporation Act permit a corporation to indemnify its directors and officers under either or both a statutory or nonstatutory scheme of indemnification. Under the statutory scheme, a corporation may, with certain exceptions, indemnify a director or officer of the corporation who was, is, or is threatened to be made, a party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative, or investigative, because of the fact that such person was a director or officer of the corporation, or is or was serving at the request of such corporation as a director, officer, agent, or employee of another corporation or enterprise. This indemnity may include the obligation to pay any judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan) and reasonable expenses, including attorneys' fees, incurred in connection with a proceeding; provided that no such indemnification may be granted unless such director or officer (i) conducted himself or herself in good faith, (ii) reasonably believed that (A) any action taken in his or her official capacity with the corporation was in the best interests of the corporation, and (B) in all other cases, his or her conduct was at least not opposed to the corporation's best interest, and (iii) in the case of any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. In accordance with
Section 55-8-55 of the Business Corporation Act, the determination of whether a director has met the requisite standard of conduct for the type of indemnification set forth above is made by the board of directors, a committee of directors, special legal counsel, or the shareholders. A corporation may not indemnify a director under the statutory scheme in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable on the basis of having received an improper personal benefit.

     In addition to, and notwithstanding the conditions of and limitations on indemnification described above under the statutory scheme, Section 55-8-57 of the Business Corporation Act permits a corporation in its articles of incorporation or bylaws or by contract or resolution to indemnify or agree to indemnify any of its directors or officers against liability and expenses, including attorneys' fees, in any proceeding (including proceedings brought by or on behalf of the corporation) arising out of their status as such or their activities in such capacities, except for any liabilities or expenses incurred on account of activities that were, at the time taken, known or believed by the person to be clearly in conflict with the best interest of the corporation. Pursuant to this nonstatutory scheme, the Company's Bylaws provide for indemnification of the Company's directors, officers who are directors, and such other officers of the Company as are designated from time to time by the Company's Board of Directors, provided such persons have not engaged in activities known or which reasonably should have been known to be clearly in conflict with the Company's best interests.

     Sections 55-8-52 and 55-8-56 of the Business Corporation Act require a corporation, unless its articles of incorporation provide otherwise, to indemnify a director or officer who has been wholly successful on the merits or otherwise in the defense of any proceeding to which such director or officer was, or was threatened to be made, a party. Unless prohibited by the articles of incorporation, a director or officer also may make application and obtain court-ordered indemnification if the court determines that such director or officer is fairly and reasonably entitled to such indemnification in view of all the relevant circumstances as provided in Sections 55-8-54 and 55-8-56 of the Business Corporation Act.

     Section 55-8-57 of the Business Corporation Act authorizes a corporation to purchase and maintain insurance on behalf of an individual who is or was a director or officer of the corporation against certain liabilities incurred by such persons, whether or not the corporation is otherwise authorized by the Business Corporation Act to indemnify such party. The Company's directors and officers currently are covered by a directors' and officers' insurance policy, which policy indemnifies such persons against certain liabilities arising from acts or omissions in the discharge of their duties. The policy provides coverage of $80 million, subject to certain deductible amounts, for such liabilities.


Item 8.  Exhibits.

Exhibit No.    Description of Document

  4            First Union Corporation Elective Deferral Plan.

  5            Opinion of Marion A. Cowell, Jr., Esq.

  23.1         Consent of KPMG Peat Marwick LLP.

  23.2         Consent of KPMG Peat Marwick LLP.

  23.3 Consent of Marion A. Cowell, Jr., Esq. (Included in the opinion filed as Exhibit No. 5).

  24           Power of Attorney.

  27 The Company's Financial Data Schedules. (Incorporated by reference to Exhibit (27) to the Company's 1995 First Quarter Report on Form 10-Q).


Item 9.  Undertakings.

     (a)  The Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution previously not disclosed in this Registration Statement or any material change to such information in this Registration Statement.

        (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                               SIGNATURES

       Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on July 5, 1995.

                                        FIRST UNION CORPORATION


                                        By:   /s/ Marion A. Cowell, Jr.
                                               Marion A. Cowell, Jr.
                                              Executive Vice President,
                                            Secretary and General Counsel


       Pursuant to the requirements of the Securities Act, this Registrant Statement has been signed by the following persons in the capacities and on the date indicated.


     Signature                                Title

 Edward E. Crutchfield*             Chairman, Chief Executive Officer
 Edward E. Crutchfield

 Robert T. Atwood*                  Executive Vice President and
 Robert T. Atwood                   Chief Financial Officer

 James H. Hatch*                    Senior Vice President and
 James H. Hatch                     Corporate Controller (Principal
                                    Accounting Officer)

 G. Alex Bernhardt*                 Director
 G. Alex Bernhardt

 W. Waldo Bradley*                  Director
 W. Waldo Bradley

 Robert J. Brown*                   Director
 Robert J. Brown

 Robert D. Davis*                   Director
 Robert D. Davis

 R. Stuart Dickson*                 Director
 R. Stuart Dickson

 B. F. Dolan*                       Director
 B. F. Dolan

 Roddey Dowd, Sr.*                  Director
 Roddey Dowd, Sr.

   Signature                          Title

 John R. Georgius*                  Director
 John R. Georgius

 William N. Goodwin, Jr.*           Director
 William N. Goodwin, Jr.

 Brenton S. Halsey*                 Director
 Brenton S. Halsey

 Howard H. Haworth*                 Director
 Howard H. Haworth

 Torrence E. Hemby, Jr.*            Director
 Torrence E. Hemby, Jr.

 Leonard G. Herring*                Director
 Leonard G. Herring

 Jack A. Laughery*                  Director
 Jack A. Laughery

 Max Lennon*                        Director
 Max Lennon

                                    Director
 Radford D. Lovett

 Henry D. Perry, Jr.*               Director
 Henry D. Perry, Jr.

 Randolph N. Reynolds*              Director
 Randolph N. Reynolds

 Ruth G. Shaw*                      Director
 Ruth G. Shaw

 Lanty L. Smith*                    Director
 Lanty L. Smith

 Dewey L. Trogdon*                  Director
 Dewey L. Trogdon

 John D. Uible*                     Director
 John D. Uible

   Signature                           Title

 B. J. Walker*                      Director
 B. J. Walker

 Kenneth G. Younger*                Director
 Kenneth G. Younger

* By Marion A. Cowell, Jr., Attorney-in-Fact

    /s/ Marion A. Cowell
    Marion A. Cowell, Jr.



Date: July 5, 1995

                              EXHIBIT INDEX



Exhibit No.        Description of Document                                    Location
  4                First Union Corporation Elective Deferral Plan.            Filed herewith.

  5                Opinion of Marion A. Cowell, Jr., Esq.                     Filed herewith.

  23.1             Consent of KPMG Peat Marwick LLP.                          Filed herewith.

  23.2             Consent of KPMG Peat Marwick LLP.                          Filed herewith.

  23.3             Consent of Marion A. Cowell, Jr. Esq.                      Included in the opinion filed as Exhibit No. 5.

  24               Power of Attorney.                                         Filed herewith.

  27               The Company's Financial Data Schedules.                    Incorporated by reference to Exhibit (27) to the
                                                                              Company's 1995 First Quarter Report on Form 10-Q.
